                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                               Commission File Number: 001-02394

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ] Form 20-F   [X] Form 11-K   [ ] Form 10-Q
              [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: December 31, 2002
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[ ] Transition Report on Form 10-K        [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F        [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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   READ ATTACHED INSTRUCTIONS SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be  construed  to imply that the  Commission  has verified any information contained herein.

    If the  notification  relates  to a portion  of the  filing  checked  above, identify the item(s) to which the notification relates:
                                                       -------------------------
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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: WHX Corporation- Handy & Harman Savings Plan
                         -------------------------------------------------------

Former Name if Applicable:
                           -----------------------------------------------------

Address of Principal Executive Office (Street and Number): 110 East 59th Street
                                                           ---------------------

City, State and Zip Code: New York, New York  10022
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                                     PART II
                            Rules 12b-25 (b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject  quarterly report or transition  report on Form  10-Q,  or  portion  thereof  will be filed on or before  the fifth calendar day following the prescribed due date; and

     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

                                    PART III
                                    NARRATIVE

    State below in  reasonable  detail the reasons why Forms 10-K,  11-K,  20-F,
10-Q,  N-SAR,  N-CSR or the  transition  report or portion  thereof could not be filed within the prescribed time period.

    The  Registrant  was unable to file the Form 11-K for the fiscal  year ended
December 31, 2002 (the "Report") without  unreasonable  effort or expense due to the  related  delays  in  gathering  information  for  inclusion  in the  Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

       Paul E. Dixon             (914)                             921-5200
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            (Name)            (Area Code)                     (Telephone Number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                 |X| Yes |_| No

            (3) Is it  anticipated  that any  significant  change in  results of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                 |_| Yes |X| No

            If so,  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of results cannot be made.

                                 WHX Corporation
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                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: June 30, 2003                By:  /s/ Paul E. Dixon
      ------------------              -------------------------
                                      Name:   Paul E. Dixon
                                      Title:  Senior Vice President,
                                              General Counsel and Secretary
                                              Handy & Harman Savings Plan
                                              Administrative Committee

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.